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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Baker, Bruce G.
         13801 Riverport Drive, Suite 111
         Maryland Heights, MO 63043
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2.       Issuer Name and Ticker or Trading Symbol

         Agri-Nutrition Group Limited (AGNU)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - February 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1. Director       2. Officer - President and Chief Executive Officer
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security - COMMON STOCK
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2-4      Transaction Date   Transaction     Securities Acquired (A)
         (Month/Day/Year)      Code           Amount     Price (per share)
         2/12/98               P              500        1.125

           All securities were Acquired.
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5-7.   Amount of Securities             Ownership Form:       Nature of Indirect
         Beneficially Owned at          Direct (D) or       Beneficial Ownership
         End of Month.                   Indirect (I)

          235,197                           (D)
           73,594                           (I)                 IRA Plan
          209,500                           (I)          Held by spouse in trust

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

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Explanation of Responses:


SIGNATURE OF REPORTING PERSON



/s/ BRUCE G. BAKER
Bruce G. Baker



Date:  March 10, 1998